Voya Prime Rate Trust Announces Commencement of Tender Offer for its Common Shares

SCOTTSDALE, Ariz., December 3, 2020—Voya Prime Rate Trust (NYSE: PPR) (the “Fund”), today announced the commencement of a tender offer for its outstanding common shares.

As previously announced, the Fund will purchase for cash up to 15% of its outstanding common shares, at a price equal to 99% of the Fund’s NAV per share as determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the day the tender offer expires. The tender offer will expire on January 4, 2021 at 5:00 p.m. Eastern time, unless otherwise extended.

The terms and conditions of the tender offer are set forth in the Fund’s tender offer statement on Schedule TO, including the offer to purchase and related Letter of Transmittal, that has been filed with the Securities and Exchange Commission (the “SEC”).

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation or an offer or a solicitation to buy any common shares. The offer to purchase Fund common shares is being made pursuant to an offer on Schedule TO. COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

About Voya® Investment Management

A leading, active asset management firm, Voya Investment Management manages, as of September 30, 2020, over $238 billion for affiliated and external institutions as well as individual investors. With more than 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. Voya Investment Management was named in 2015, 2016, 2017, 2018 and 2019 as a “Best Places to Work” by Pensions and Investments magazine. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.

SHAREHOLDER INQUIRIES: Shareholder Services at (800) 992-0180; voyainvestments.com

CONTACT: Kris Kagel, (800) 992-0180

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